Exhibit 4.1

                        AMENDMENT NO. 1
                               TO
                        RIGHTS AGREEMENT
                        ----------------

     THIS AMENDMENT NO. 1, dated as of March 3, 1998 (the "Amendment") to the Rights Agreement dated as of March 22, 1996 (the "Rights Agreement"), between INTELLIGENT ELECTRONICS, INC., a Pennsylvania corporation (the "Company") and CHASE MELLON SHAREHOLDER SERVICES L.L.C., formerly CHEMICAL MELLON SHAREHOLDER SERVICES L.L.C. (the "Rights Agent").

          WHEREAS, the Company desires to amend the Rights Agreement to designate Xerox Corporation, a New York corporation, including any of its wholly-owned direct and indirect subsidiaries now existing or hereafter formed (together, "Xerox"), as an Exempt Person, provided that Xerox shall immediately and thereafter cease to be an Exempt Person if it shall become the Beneficial Owner (as defined in the Rights Agreement) of 15% or more of the shares of Company Common Stock (as defined in the Rights Agreement) then outstanding, other than pursuant to an agreement of merger to which Xerox and the Company are both parties;

     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

     SECTION 1. Section 1, paragraph (i) of the Rights Agreement is amended to read in its entirety as follows:

            (i)  "Exempt Person" means:

                 (1) Company, any Subsidiary of the Company, any employee benefit plan or employee stock plan of the Company or of any Subsidiary of the Company, or any person or entity organized, appointed, established or holding Company Common Stock for or pursuant to the terms of any such plan;

                 (2) Xerox Corporation, a New York corporation, including any of its wholly-owned direct and indirect subsidiaries now existing or hereafter formed and their respective Associates and Affiliates (together, "Xerox"); provided, however, that Xerox shall immediately and thereafter cease to be an Exempt Person if it shall become the Beneficial Owner of 15% or more of the shares of Company Common Stock then outstanding, other than pursuant to an agreement of merger to which Xerox and the Company are both parties; and

                 (3) any Person who would otherwise become an Acquiring Person solely by virtue of a reduction in the number of outstanding shares of Company Common Stock; provided, however, that such Person shall not be an Exempt Person if, subsequent to such reduction, such Person shall become the Beneficial Owner of any additional shares of Company Common Stock.

     SECTION 2. Notwithstanding any provision of the Rights Agreement to the contrary, the execution and delivery of the Agreement and Plan of Merger dated as of March 4, 1998 by and among Xerox Corporation, TDC Subsidiary Corporation, TDC Two Subsidiary Corporation, the Company and XLConnect Solutions, Inc. (the "Merger Agreement") or the consummation of the Sub Merger or Parent Merger (as such terms are defined in the Merger Agreement) contemplated thereby will not (i) cause the Rights to become exercisable, (ii) cause any Person to become an Acquiring Person or (iii) give rise to a Distribution Date.

     SECTION 3. The form of Summary of Rights set forth in Exhibit C attached to the Rights Agreement is hereby amended to read in its entirety as set forth in Exhibit C attached hereto.

     SECTION 4. The terms "Agreement" and "Rights Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby. Capitalized terms used herein but not otherwise defined herein shall have the respective meanings ascribed thereto in the Rights Agreement. This Amendment shall be effective as of the date hereof and, except as set forth herein, the Rights Agreement shall remain in full force and effect and be otherwise unaffected hereby.

     SECTION 5. This Amendment may be executed (including by facsimile) in one or more counterparts and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.


     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, all as of the date first above written.

ATTEST:                            INTELLIGENT ELECTRONICS, INC.


By: /s/ Paula Worn                 By: /s/ Gene Marinelli
    --------------------------         --------------------------------
Name:  Paula Worn                  Name:  Gene Marinelli
Title: Paralegal                   Title: CFO


ATTEST:                            CHASE MELLON SHAREHOLDER
SERVICES L.L.C.


By: /s/ Jared Fassler              By: /s/ Joseph Flood
    ---------------------------        ---------------------------------
Name:  Jared Fassler               Name:  Joseph Flood
Title: Assistant Vice President    Title: Assistant Vice President

                                                            EXHIBIT C
                                                            ---------

             SUMMARY OF RIGHTS TO PURCHASE PREFERRED STOCK

     On March 8, 1996, the Board of Directors of Intelligent Electronics, Inc., a Pennsylvania corporation (the "Company"), declared a distribution of one Right (as defined below) for each outstanding share of Common Stock, par value $.01 per share (the "Company Common Stock"), to shareholders of record at the close of business on March 25, 1996 (the "Record Date") and for each share of Company Common Stock issued by the Company thereafter and prior to the Distribution Date. Each Right entitles the registered holder, subject to the terms of the Rights Agreement (as defined below), to purchase from the Company one one-thousandth of a share (a "Unit") of Series A Preferred Stock, par value $.01 per share (the "Preferred
Stock"), at a Purchase Price of $28.00 per Unit, subject to adjustment
(the "Right"). The Purchase Price is payable in cash or by certified or bank check or money order payable to the order of the Company. As of March 3, 1998, the Company entered into an amendment ("Amendment No. 1") to its Rights Agreement that designates Xerox Corporation, a New York corporation, including any of its wholly-owned direct and indirect subsidiaries now existing or hereafter formed (together, "Xerox"), an Exempt Person (as defined in the Rights Agreement, as amended), provided that Xerox shall immediately and thereafter cease to be an Exempt Person if it shall become the Beneficial Owner of 15% or more of the shares of Company Common Stock then outstanding, other than pursuant to an agreement of merger to which Xerox and the Company are both parties. The description and terms of the Rights are set forth in a Rights Agreement between the Company and Chase Mellon Shareholder Services L.L.C. (formerly Chemical Mellon Shareholder Services L.L.C.), as Rights Agent (the "Rights Agreement").

     Copies of the Rights Agreement and the Certificate of Designation for the Preferred Stock have been filed with the Securities and Exchange Commission as exhibits to a Registration Statement on Form 8-A dated March 20, 1996 (the "Form 8-A"). Copies of Amendment No. 1 to the Rights Agreement have been filed with the Securities and Exchange Commission as an exhibit to a Current Report on Form 8-K dated __________, 1998 (the "Form 8-K"). Copies of the Rights Agreement, Amendment No. 1 to the Rights Agreement and the Certificate of Designation are available free of charge from the Company. This summary description of the Rights and the Preferred Stock does not purport to be complete and is qualified in its entirety by reference to all the provisions of the Rights Agreement, as amended, and the Certificate of Designation, including the definitions therein of certain terms, which Rights Agreement and Certificate of Designation are incorporated herein by reference.

The Rights Agreement
--------------------

     Initially, the Rights will attach to all certificates representing shares of outstanding Company Common Stock, and no separate Rights Certificates will be distributed. The Rights will separate from the Company Common Stock and the "Distribution Date" will occur upon the earlier of (i) 10 business days following a public announcement (the date of such announcement being the "Stock Acquisition Date") that a person or group of affiliated or associated persons (other than an Exempt Person) (an "Acquiring Person") has acquired, obtained the right to acquire, or otherwise obtained beneficial ownership of 15% or more of the then outstanding shares of Company Common Stock, and (ii) 10 business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person becomes an Acquiring Person) following the commencement of a tender offer or exchange offer that would result in a person or group beneficially other than an Exempt Person owning 15% or more of the then outstanding shares of Company Common Stock. Until the Distribution Date, (i) the Rights will be evidenced by Company Common Stock certificates and will be transferred with and only with such Company Common Stock certificates, (ii) new Company Common Stock certificates issued after the Record Date (also including shares distributed from Treasury) will contain a notation incorporating the Rights Agreement by reference and
(iii) the surrender for transfer of any certificates representing outstanding Company Common Stock will also constitute the transfer of the Rights associated with the Company Common Stock represented by such certificates.

     The Rights are not exercisable until the Distribution Date and will expire at the close of business on the tenth anniversary of the Rights Agreement unless earlier redeemed by the Company as described below.

     As soon as practicable after the Distribution Date, Rights
Certificates will be mailed to holders of record of Company Common Stock as of the close of business on the Distribution Date and, thereafter, the separate Rights certificates alone will represent the Rights.

     In the event that (i) the Company is the surviving corporation in a merger with an Acquiring Person and shares of Company Common Stock shall remain outstanding, (ii) a Person other than an Exempt Person becomes the beneficial owner of 15% or more of the then outstanding shares of Company Common Stock, (iii) an Acquiring Person engages in one or more "self-dealing" transactions as set forth in the Rights Agreement, or (iv) during such time as there is an Acquiring Person, an event occurs which results in such Acquiring Person's ownership interest being increased by more than 1% (e.g., by means of a reverse stock split or recapitalization), then, in each such case, each holder of a Right will thereafter have the right to receive, upon exercise, Units of Preferred Stock (or, in certain circumstances, Company Common Stock, cash, property or other securities of the Company) having a current market value equal to two times the exercise price of the Right. The exercise price is the Purchase Price multiplied by the number of Units of Preferred Stock issuable upon exercise of a Right prior to the events described in this paragraph. Notwithstanding any of the foregoing, following the occurrence of any of the events set forth in this paragraph, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will be null and void.

     In the event that, at any time following the Stock Acquisition Date,
(i) the Company is acquired in a merger or other business combination transaction and the Company is not the surviving corporation (other than a merger described in the preceding paragraph), (ii) any Person consolidates or merges with the Company and all or part of the Company Common Stock is converted or exchanged for securities, cash or property of any other Person or (iii) 50% or more of the Company's assets or earning power is sold or transferred, each holder of a Right (except Rights which previously have been voided as described above) shall thereafter have the right to receive, upon exercise, common stock of the Acquiring Person having a current market value equal to two times the exercise price of the Right.

     The Purchase Price payable, and the number of Units of Preferred Stock issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Stock, (ii) if holders of the Preferred Stock are granted certain rights or warrants to subscribe for Preferred Stock or convertible securities at less than the current market price of the Preferred Stock, or (iii) upon the distribution to the holders of the Preferred Stock of evidences of indebtedness, cash or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

     With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments amount to at least 1% of the Purchase Price. The Company is not required to issue fractional Units. In lieu thereof, an adjustment in cash may be made based on the market price of the Preferred Stock prior to the date of exercise.

     At any time until ten business days following the Stock Acquisition Date, a majority of the Independent Directors may redeem the Rights in whole, but not in part, at a price of $.001 per Right (subject to adjustment in certain events) (the "Redemption Price"), payable, at the election of such majority of the Independent Directors, in cash or shares of Company Common Stock. Immediately upon the action of a majority of the Independent Directors ordering the redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

     At any time prior to the Distribution Date, the Company (by action of a majority of the Independent Directors) may exchange all or part of the outstanding Rights for that number of Units of Preferred Stock at an exchange ratio determined pursuant to the Rights Agreement and reflective of the then current market price.

     Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to shareholders or to the Company, shareholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Units of Preferred Stock (or other consideration).

     Notwithstanding any provision of the Rights Agreement to the contrary, the execution and delivery of the Agreement and Plan of Merger dated as of March ___, 1998 by and among Xerox Corporation, TDC subsidiary Corporation, TDC Two Subsidiary Corporation, the Company and XLConnect Solutions, Inc. (the "Merger Agreement") or the consummation of the Sub Merger or Parent Merger (as such terms are defined in the Merger Agreement) contemplated thereby will not (i) cause the Rights to become exercisable, (ii) cause any Person to become an Acquiring Person or (iii) give rise to a Distribution Date.

     Any of the provisions of the Rights Agreement may be amended without the approval of the holders of Company Common Stock at any time prior to the Distribution Date. After the Distribution Date, the provisions of the Rights Agreement may be amended in order to cure any ambiguity, defect or inconsistency, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person), or to shorten or lengthen any time period under the Rights Agreement; provided, however, that, except under certain circumstances, no amendment to adjust the time period governing redemption shall be made at such time as the Rights are not redeemable.

Description of Preferred Stock
------------------------------

     The Units of Preferred Stock that may be acquired upon exercise of the Rights will be nonredeemable and subordinate to any other shares of preferred stock that may be issued by the Company.

     Each Unit of Preferred Stock will be entitled to dividends at the same rate per share as dividends declared on the Company Common Stock and shall be entitled to payment of dividends to the extent dividends are declared on the Company Common Stock. In the event of liquidation, the holder of a Unit of Preferred Stock will receive the per share amount paid in respect of a share of Company Common Stock.

     In the event of any merger, consolidation or other transaction in which shares of Company Common Stock are exchanged, each Unit of Preferred Stock will be entitled to receive the per share amount paid in respect of each share of Company Common Stock. Each Unit of Preferred Stock will have one vote, voting together with the Company Common Stock. The rights of holders of the Preferred Stock to dividends, liquidation and voting, and in the event of mergers and consolidations, are protected by customary antidilution provisions.

     Because of the nature of the Preferred Stock's dividend, liquidation and voting rights, the economic value of one Unit of Preferred Stock, that may be acquired upon the exercise of each Right should approximate the economic value of one share of the Company's Common Stock.